For Release: Friday, June 1, 2012, 10 a.m. EDT

GM Reports Highest Monthly Sales in 33 Months

DETROIT - General Motors Co. (NYSE: GM) today reported May sales of 245,256 vehicles in the United States, up 11 percent year over year and the highest monthly total since August 2009 when dealers delivered 246,479 units. GM retail sales were up 14 percent year-over-year and the retail mix was 70 percent. Fleet sales increased 3 percent. Buick and GMC both reported sales increases of 19 percent and Chevrolet was up 10 percent.

Sales of GM small and compact cars were up 16 percent in May versus a year ago, driven by the new Chevrolet Sonic, which had sales of 7,205 units, and the new Buick Verano, with 3,609 sales, which has increased sales every month since launch.

Combined sales of all seven Chevrolet, Buick, GMC and Cadillac crossovers were up 14 percent versus a year ago. The Chevrolet Equinox and GMC Terrain continue to stand out, with sales up 15 percent and 20 percent, respectively.

Full-size pickup sales were up 23 percent year over year, mid-size pickup sales were up 34 percent and full-size SUVs were up 14 percent.

“GM's sales in May were the highest in almost three years and we are poised to keep delivering good news for the U.S. economy with one of the most aggressive new product offenses in our history,” said Don Johnson, vice president, U.S. Sales Operations. “About 70 percent of our nameplates will be new or freshened over the course of 2012 and 2013 and that positions us very well as the industry and GM start to approach pre-recession sales levels.”

This summer, Chevrolet will launch the new 2013 Chevrolet Malibu four-cylinder and the Chevrolet Spark, while Cadillac will launch the XTS large luxury sedan and ATS compact luxury sedan.

The Cadillac XTS went into production in May and cars are expected to begin arriving in showrooms in June. The XTS and ATS will complement the Cadillac CTS sedan and coupe, the SRX crossover and the Escalade sport utility vehicle. Cadillac's total sales reflect a planned 82 percent decrease in fleet sales.

2012 Highlights	May Total Sales	Total Change vs. May 2011	May Retail Sales	Retail Change vs. May 2011	CYTD Sales	CYTD Change vs. 2011	CYTD Retail Sales	CYTD Retail Change vs. 2011
Chevrolet	177,943	10.2%	118,527	16.3%	781,564	4.5%	525,446	3.7%
GMC	38,877	19.3%	30,320	15.4%	163,364	5.7%	137,372	2.8%
Buick	18,565	19.2%	14,468	10.7%	71,347	(9.4%)	63,373	(1.7%)
Cadillac	9,871	(15.1%)	9,550	(2.9%)	50,688	(22.3%)	48,927	(11.8%)
Total GM	245,256	10.9%	172,865	14.4%	1,066,963	2%	775,118	2%

Industry Sales	May SAAR (est.)	CYTD SAAR (est.)	Full Year 2012 (est.)
Light Vehicles	14.0 million range	14.4 million	14.0 million - 14.5 million
Inventory	Units @ May 31, 2012	Days Supply (selling days adjusted)	Units @ April 30, 2012	Days Supply (selling days adjusted)
All Vehicles	694,600	74	701,389	79
Full-size Pickups	223,296	116	226,585	121

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM's brands include Chevrolet and Cadillac, as well as Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

	May			(Calendar Year-to-Date)
				January - May
	2012	2011	%Change Volume	2012	2011	%Change Volume
Enclave	6,709	4,323	55.2	22,659	23,998	(5.6)
LaCrosse	5,663	4,774	18.6	23,686	23,362	1.4
Lucerne	34	2,235	(98.5)	922	12,916	(92.9)
Regal	2,550	4,247	(40.0)	12,502	18,455	(32.3)
Verano	3,609	—	***.*	11,578	—	***.*
Buick Total	18,565	15,579	19.2	71,347	78,731	(9.4)
CTS	4,161	4,288	(3.0)	20,437	22,807	(10.4)
DTS	75	1,496	(95.0)	350	7,859	(95.5)
Escalade	916	1,024	(10.5)	4,830	5,988	(19.3)
Escalade ESV	669	612	9.3	3,089	3,220	(4.1)
Escalade EXT	137	150	(8.7)	672	754	(10.9)
SRX	3,900	3,910	(0.3)	21,190	22,249	(4.8)
STS	13	142	(90.8)	120	2,382	(95.0)
XLR	—	1	***.*	—	3	***.*
Cadillac Total	9,871	11,623	(15.1)	50,688	65,262	(22.3)
Avalanche	2,113	1,246	69.6	9,283	7,051	31.7
Aveo	5	4,538	(99.9)	53	17,397	(99.7)
Camaro	9,023	9,451	(4.5)	40,574	40,275	0.7
Caprice	313	23	***.*	855	23	***.*
Captiva Sport	3,697	—	***.*	14,410	—	***.*
Cobalt	—	29	***.*	4	708	(99.4)
Colorado	3,778	2,944	28.3	17,333	13,104	32.3
Corvette	1,219	1,304	(6.5)	5,547	5,597	(0.9)
Cruze	19,613	22,711	(13.6)	94,901	98,076	(3.2)
Equinox	20,238	17,587	15.1	90,097	77,884	15.7
Express	7,447	6,128	21.5	29,713	27,158	9.4
HHR	—	7,197	***.*	9	34,632	***.*
Impala	15,879	16,707	(5.0)	81,221	87,319	(7.0)
Kodiak 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Malibu	29,579	25,600	15.5	110,035	99,046	11.1
Silverado-C/K Pickup	34,555	28,409	21.6	160,942	150,206	7.1
Sonic	7,205	—	***.*	35,455	—	***.*
Suburban (Chevy)	4,577	3,954	15.8	17,932	15,252	17.6
Tahoe	7,169	5,886	21.8	26,847	28,537	(5.9)
TrailBlazer	—	—	***.*	—	11	***.*
Traverse	9,853	7,206	36.7	39,296	43,240	(9.1)
Volt	1,680	481	249.3	7,057	2,184	223.1
Chevrolet Total	177,943	161,401	10.2	781,564	747,700	4.5
Acadia	9,128	6,926	31.8	32,364	33,526	(3.5)
Canyon	910	566	60.8	4,761	3,409	39.7
Envoy	—	—	***.*	—	1	***.*
Savana	2,571	2,826	(9.0)	9,951	8,301	19.9
Sierra	13,196	10,753	22.7	60,466	55,221	9.5
Terrain	8,772	7,310	20.0	38,807	34,375	12.9
Topkick 4/5 Series	***.*	***.*	***.*	***.*	***.*	***.*
Topkick 6/7/8 Series	***.*	***.*	***.*	***.*	***.*	***.*
Yukon	2,504	2,663	(6.0)	10,383	12,164	(14.6)
Yukon XL	1,796	1,545	16.2	6,632	7,585	(12.6)
GMC Total	38,877	32,589	19.3	163,364	154,582	5.7
GM Vehicle Total	245,256	221,192	10.9	1,066,963	1,046,275	2.0
* 26 selling days for the May period this year and 24 for last year.